CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in the foregoing Registration Statement on Form S-8 of my report dated June 29, 2015 relating to the consolidated balance sheets of GrowBlox Sciences, Inc. as of March 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the two (2) years then ended all of which is incorporated by reference. I also consent to the reference to our Firm under the caption “Experts” in the Registration Statement as incorporated by reference.

/s/ LJ Sullivan Certified Public Accountant, LLC

Miami Beach, Florida
June 30, 2015